EXHIBIT 99.1

WaferGen Bio-systems Reports Results for Fourth Quarter and Fiscal Year 2014

Record Growth in 2014 Revenues, up 360 Percent over 2013

Significant Progress Achieved with Single Cell Analysis Technology, Full Commercial Launch Expected by End of 2015

Company Provides 2015 Revenue Guidance of $8.0 - $8.5 Million, Which Would Represent an Increase of 33% - 42%

FREMONT, California -- March 16, 2015 /PRNewswire/ – WaferGen Bio-systems, Inc. (NasdaqCM: WGBS) announced today its financial results for the fourth quarter and year ended December 31, 2014.

Key 2014 and Recent Highlights

•	Full-year 2014 revenue above $6.0 million, in-line with WaferGen’s previously provided guidance, and a 360% increase over 2013
•	Full-year product revenue increased $4.7 million, or 550%, over 2013
•	Established, in concert with partner, BGI, successful proof-of-concept of WaferGen’s single cell technology, which is based on WaferGen’s proprietary SmartChip platform
•
Produced positive results in collaboration with the Broad Institute in a study aimed at validating the utility of WaferGen’s SmartChip technology for isolating and studying single cells via Next-Gen Sequencing (NGS)

•
Entered into a research collaboration with the Familial Breast Cancer Research Unit of the Women’s College Research Institute at the University of Toronto with the goal of enabling affordable, large-scale BRCA1 and BRCA2 screening for the general population

•
Raised $20 million of gross proceeds, providing WaferGen with the resources to grow the Company’s existing business of genetic analysis and library prep products, and further invest in WaferGen’s single cell analysis-focused initiatives

•	Acquired NGS library preparation business from IntegenX Inc., immediately positioning WaferGen as a significant player in the NGS sample prep market
•	Announced that Admera Health will implement WaferGen’s target enrichment technology for NGS as Admera launches PGxOne™ Plus, an expanded version of their proprietary pharmacogenomics test, PGxOne™

“As our revenue growth in 2014 indicates, our business is beginning to gain significant momentum,” said Ivan Trifunovich, President and CEO of WaferGen.  “We have an expanding and diverse customer base, and our focus on the rapidly growing segment of Next-Gen Sequencing continues to enhance our market penetration.  In addition, our SmartChip platform has the potential to play a critical role in the important area of single cell analysis, which has become increasingly important for scientists attempting to unlock the underlying mechanisms of complex diseases, such as diabetes and cancer.  WaferGen intends to launch an Early Access Program for our single cell analysis technology in the second quarter of 2015, and a full commercial launch before the end of 2015.”

Fourth Quarter Financial Results

Total revenue for the fourth quarter of 2014 was $1.6 million, up 229% from $0.5 million in the fourth quarter of 2013.  The increase is primarily due to an increase in SmartChip revenue of $0.6 million, plus Apollo revenue of $0.5 million compared to none in 2013.

In the fourth quarter of 2014, gross profit was $780,000 and gross margin was 48%, compared to gross profit of $251,000 and gross margin of 51% for the fourth quarter of 2013.

Total operating expenses were $4.3 million in the fourth quarter of 2014, an increase of $1.9 million from the same quarter last year.  This is primarily due to support for the Apollo product line, which was acquired in January 2014, increased R&D expenditure related to single cell development and the scale-up of sales and marketing, along with increased overhead.

WaferGen’s operating loss in the fourth quarter of 2014 was $3.5 million, compared to an operating loss of $2.1 million in the prior year period.

Net loss for the fourth quarter of 2014 was $3.3 million, compared to net income of $1.5 million in the fourth quarter of 2013.  The net income in the fourth quarter of 2013 was primarily due to recording income of $4.4 million due to the liquidation of our Malaysian subsidiary.

Full-Year 2014 Financial Results

For the fiscal year 2014, total revenue was $6.0 million, up 360% from $1.3 million in 2013. This growth was primarily driven by an increase in product revenue of $4.7 million, or 550%, to $5.5 million.

For the 12 months ended December 31, 2014, gross profit was $3.4 million, up from $731,000 in the same period in 2013, and gross margin was 57%, as compared to 56% for full-year 2013.

For the 12 months ended December 31, 2014, total operating expenses were $15.9 million, up $5.2 million compared to the same period in 2013.  This increase was primarily due to support for the Apollo product line, which was acquired in January 2014, increased R&D expenditure related to single cell development and the scale-up of sales and marketing, along with increased overhead.

For the 12 months ended December 31, 2014, WaferGen’s operating loss was $12.4 million, compared to an operating loss of $9.9 million for the full-year 2013.

Net loss for the year ended December 31, 2014, was $10.7 million, compared to a net loss of $16.3 million in 2013.  The decrease in net loss was primarily due to the increase in revenue and the absence of one-time charges related to corporate restructuring incurred in the third quarter of 2013.

As of December 31, 2014, WaferGen had cash and equivalents of $14.7 million.

2015 Guidance

WaferGen currently expects full-year 2015 revenue of $8.0 - $8.5 million, which excludes revenue from our single cell products, presently being developed.  At present, we cannot predict with any degree of certainty the timing of revenue for the single cell products we intend to commercialize.

Conference Call & Webcast

Monday, March 16, 2015 @ 5:00pm Eastern/2:00pm Pacific
Domestic:	877-407-3982
International:	201-493-6780
Conference ID:	13603087
Webcast:	http://public.viavid.com/player/index.php?id=113440

Replays available until March 30, 2015
Domestic:	877-870-5176
International:	858-384-5517
Passcode:	13603087

About WaferGen
WaferGen Bio-systems, Inc. is a life science company that offers innovative genomic solutions for clinical testing and research.  The SmartChip MyDesign™ Real-Time PCR System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via microRNA and mRNA gene expression profiling, as well as single nucleotide polymorphism (SNP) genotyping.  The SmartChip TE System is a novel product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS).  The Seq-Ready TE™ System, powered by SmartChip massively-parallel singleplex PCR technology, is an innovative one-step target enrichment and library preparation solution.  The Company now also offers the Apollo 324™ product line used in library preparation for NGS.  These three complementary technologies offer a powerful set of tools enabling more accurate, faster and cheaper genetic analysis based on Next-Gen Sequencing and Real-Time PCR.

For additional information, please see http://www.wafergen.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses, expected cash usage, our expectations regarding our development of future products including single cell analysis technologies and our expectations concerning our competitive position and business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

INVESTOR CONTACTS:

WaferGen Bio-systems, Inc.
Ivan Trifunovich
ivan.trifunovich@wafergen.com
(510) 651-4450

LifeSci Advisors, LLC
Brian Stollar
bstollar@lifesciadvisors.com

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenue:
Product	$1,486,720	$365,465	$5,501,342	$846,414
License and royalty	125,000	125,000	500,000	458,333

Total Revenue	1,611,720	490,465	6,001,342	1,304,747

Cost of product revenue	832,642	239,013	2,572,399	574,195

Gross profit	779,078	251,452	3,428,943	730,552

Operating expenses:
Sales and marketing	1,140,909	662,799	4,739,789	2,240,116
Research and development	1,967,496	1,152,979	6,716,689	5,399,775
General and administrative	1,188,719	569,787	4,422,180	3,013,104

Total operating expenses	4,297,124	2,385,565	15,878,658	10,652,995

Operating loss	(3,518,046)	(2,134,113)	(12,449,715)	(9,922,443)

Other income and (expenses):
Interest expense, net	(183,144)	(59,451)	(503,044)	(2,877,627)
Contingent earn-out adjustment	229,300	—	229,300	—
Gain (loss) on revaluation of derivative liabilities, net	236,668	(651,328)	2,200,200	(506,195)
Gain on settlement of derivative liability	—	1,012,351	—	1,012,351
Loss on extinguishment of debt	—	—	(128,546)	(4,970,410)
Issuance of warrants due to organic change	—	—	—	(2,553,318)
Gain on liquidation of subsidiary	—	3,386,297	—	3,386,297
Miscellaneous income (expense)	(28,079)	(63,881)	(37,958)	171,414

Total other income and (expenses)	254,745	3,623,988	1,759,952	(6,337,488)

Net income (loss) before provision for income taxes	(3,263,301)	1,489,875	(10,689,763)	(16,259,931)

Provision for income taxes	—	3,150	3,100	6,341

Net income (loss)	(3,263,301)	1,486,725	(10,692,863)	(16, 266,272)

Accretion on Series 1 convertible preferred stock associated with beneficial conversion feature	—	—	—	(898,623)
Accretion on Series A and B convertible preference shares of subsidiary associated with premium	—	2,898,550	—	—
Series A-1 preferred dividend	—	—	—	(547,171)

Net income (loss) attributable to common stockholders	$(3,263,301)	$4,385,275	$(10,692,863)	$(17,712,066)

Net income (loss) per share – basic	$(0.58)	$5.19	$(4.17)	$(58.16)

Net income (loss) per share – diluted	$(0.58)	$2.46	$(4.17)	$(58.16)

Shares used to compute net income (loss) per share – basic	5,653,447	844,205	2,567,063	304,527

Shares used to compute net income (loss) per share –diluted	5,653,447	1,793,843	2,567,063	304,527

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$14,732,107	$10,708,646
Accounts receivable	1,481,250	367,266
Inventories, net	812,778	292,650
Prepaid expenses and other current assets	379,543	350,540

Total current assets	17,405,678	11,719,102

Property and equipment, net	869,304	269,618
Goodwill	990,000	—
Intangible assets, net	1,362,100	—
Other assets	79,898	42,209

Total assets	$20,706,980	$12,030,929

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,494,208	$980,887
Accrued payroll and related costs	1,379,449	289,053
Other accrued expenses	831,561	1,143,335
Current portion of long-term debt	116,571	—

Total current liabilities	3,821,789	2,413,275

Long-term debt, net of current portion	2,235,671	1,683,942
Derivative liabilities	126,168	9,147,507
Other liabilities	443,482	—

Total liabilities	6,627,110	13,244,724

Stockholders’ equity (deficit):
Preferred Stock	—	13,595,662
Common Stock	105,610,902	66,028,712
Accumulated deficit	(91,531,032)	(80,838,169)

Total stockholders’ equity (deficit)	14,079,870	(1,213,795)

Total liabilities and stockholders’ equity (deficit)	$20,706,980	$12,030,929